CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of

MR2 Group, Inc. (formerly Precision Opinion, Inc.) and Subsidiaries

Las Vegas, Nevada

We hereby consent to the use in this Amendment No. 3 to the Registration Statement on Form S-1 of MR2 Group, Inc. (formerly Precision Opinion, Inc.) and subsidiaries (the “Company”) of our report dated April 23, 2018 except for Note 2 “Basis of Presentation and Accounting and Restatement” as to which the date is May 22, 2018 relating to the consolidated financial statements of the Company as of December 31, 2017 and 2016 appearing in the Prospectus, which is a part of this Registration Statement. We also consent to the reference to us under the caption ‘Experts’ in the Prospectus.

/s/ Piercy Bowler Taylor & Kern

Certified Public Accountants

Las Vegas, Nevada

August 3 , 2018